Exhibit 5.1

Our ref	SQG/809703-000001/25978587v3

Yi Po International Holdings Limited

320~324, Building C4, No. 5 Jinxiu Street,

Yuhuatai District, Nanjing,

Jiangsu Province, People’s Republic of China

10 July 2023

Dear Sirs

Yi Po International Holdings Limited

We have acted as Cayman Islands legal advisers to Yi Po International Holdings Limited (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to the offering by the Company of the Company’s ordinary shares of par value US$0.00015625 each (the “Shares”). The Registration Statement contains two prospectuses, being (i) a prospectus to be used for the public offering by the Company of up to 3,000,000 Shares, and (ii) a prospectus to be used for the resale by Shunyu Limited (the “Selling Shareholder”) of up to 400,000 Shares (the “Resale Shares”).

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents and such other documents as we have deemed necessary in order to render the opinions below:

1.1	The certificate of incorporation of the Company dated 19 March 2020 issued by the Registrar of Companies in the Cayman Islands.

1.2	The amended and restated memorandum and articles of association of the Company as adopted by special resolution on 5 September 2022 (the “Memorandum and Articles”).

1.3	The written resolutions of the directors of the Company dated 14 July 2022 and 1 September 2022 (the “Directors’ Resolutions”).

1.4	The written resolutions of the shareholders of the Company dated 5 September 2022 (the “Shareholders’ Resolutions”).

1.5	The register of members of the Company provided to us on 2 March 2023 (the “Register of Members”).

1.6	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.7	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 6 July 2023 (the “Certificate of Good Standing”).

1.8	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate, the Certificate of Good Standing and the Register of Members. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	The completeness and accuracy of the Register of Members.

2.4	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$50,000.00 divided into 320,000,000 Shares with a par value of $0.00015625 each.

3.3	The issue and allotment of the Shares, and the resale of the Resale Shares by the Selling Shareholder as contemplated in the Registration Statement have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	Based solely on our review of the Register of Members, the Selling Shareholder is the registered holder of the Resale Shares. The Resale Shares are legally issued and allotted, fully paid and non-assessable.

3.5	The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

In this opinion the phrase “non-assessable” means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Maples and Calder (Hong Kong) LLP

Director’s Certificate